大信梁學濂(香港)會計師事務所

PKF

Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
China BAK Battery, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 14, 2007 relating to the financial statements and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in China BAK Battery, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2007. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PKF

PKF
Certified Public Accountants
Hong Kong, China
December 21, 2007

Tel 852 2806 3822 | Fax 852 2806 3712
E-mail info@pkf-hk.com | www.pkf-hk.com
PKF | 26/F, Citicorp Centre | 18 Whitfield Road | Causeway Bay | Hong Kong
香港銅鑼灣威非路道十八號萬國寶通中心廿六樓

梁學濂會計師事務所